Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2010 Fourth Quarter and Full Year Results, Provides Outlook for 2011

•	Fourth quarter sales growth of 23% versus 2009, over 8% excluding acquisitions

•	Fourth quarter and full year operating income increased 38% and 57%, respectively, from 2009

•	Full year sales of $611 million and operating income of $86 million

•	2011 sales expected to grow 6% to 9% above 2010 pro forma levels, with operating income expected to increase between 12% and 20%

PORTLAND, OR, March 9, 2011: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2010, and provided a financial outlook for 2011.

Results for the Quarter and Full Year Ended December 31, 2010

The Company’s sales in the fourth quarter of 2010 were $171.0 million, a 23.1% increase from the fourth quarter of 2009, and an 8.4% increase when excluding sales from acquisitions. Operating income for the fourth quarter of 2010 was $21.5 million compared to $15.6 million in the fourth quarter of 2009. Fourth quarter 2010 income from continuing operations was $12.4 million ($0.25 per diluted share) compared to $6.3 million ($0.13 per diluted share) in the fourth quarter of 2009.

Full year 2010 sales for the Company were $611.5 million, a 25.5% increase from 2009. Full year sales rose 18.4% excluding SpeeCo, which was acquired on August 10, 2010. Operating income for 2010 was $85.6 million compared to $54.5 million in 2009, and income from continuing operations was $41.4 million ($0.85 per diluted share) compared to $21.9 million ($0.45 per diluted share) in 2009.

Josh Collins, Chairman and Chief Executive Officer, commented on the 2010 results: “We are pleased with our financial results for the fourth quarter and full year 2010. Our base business has recovered from the recession levels of 2009, and we have acted aggressively in executing our strategic initiatives over the course of 2010. As we enter 2011, our base business demand is solid and we see additional opportunities to grow sales and profit through acquisitions, cost improvement programs, and new products. Additionally, we added to our distribution capability in the first quarter of 2011 with the acquisition of KOX, a Germany based direct-to-customer distributor of forestry-related replacement parts and accessories.”

Sales

Sales were 8.4% higher in the fourth quarter of 2010 compared to the fourth quarter of 2009 excluding SpeeCo (all sales growth statistics are quoted excluding sales related to SpeeCo for comparability). International sales grew 11.9% and domestic sales were up slightly on a year-over-year basis. Sales to original equipment manufacturers increased 4.9%, and replacement sales increased 9.4%. Foreign exchange rate changes had an unfavorable year-over-year impact on sales, primarily driven by a stronger U.S. Dollar compared to most European currencies. The change in sales for the comparable periods is illustrated below, with SpeeCo sales of $20.4 million presented entirely as unit volume increase:

% Change in Sales from Fourth Quarter 2009:
Unit Volume	+23.7%
Selling Price/Mix	0.0%
Foreign Exchange	(0.6)%

Total	23.1%

Sales order backlog increased to $133.7 million at December 31, 2010 compared to $78.1 million as of December 31, 2009. Excluding orders related to SpeeCo, backlog increased $49.0 million, or 63% from the year-ago period.

Gross Profit

Fourth quarter 2010 gross profit was $53.4 million compared to $51.5 million in the fourth quarter of 2009. The increase in gross profit was driven primarily by the increase in sales volume, including the addition of SpeeCo. The favorable impact of higher sales volumes was partially offset by a significant year-over-year unfavorable movement in foreign exchange rates, increased steel costs, and non-cash expenses related to SpeeCo acquisition accounting. A reconciliation of the fourth quarter 2010 gross profit and gross profit margin compared to the fourth quarter of 2009 is presented below:

Change in Gross Profit and Gross Margin

(dollars in millions) amounts may not sum due to rounding	Gross Profit	Gross Margin
Fourth quarter 2009	$51.5	37.1%
Increase/ (Decrease)
Unit Volume, including SpeeCo	11.2	-0.4%
Selling Price /Mix	0.0	0.0%
Costs/Mix	(2.3)	-1.3%
Steel costs	(1.2)	-0.7%
Purchase accounting charges related to SpeeCo	(1.8)	-1.1%
Foreign Exchange	(4.0)	-2.4%
Total Change	1.9	-5.9%
Fourth quarter 2010	$53.4	31.2%

The foreign exchange impact reflects the movement of the Canadian Dollar to near parity with the U.S. Dollar and the associated impact on manufacturing conversion costs. Steel prices rose throughout the second half of 2010 and resulted in a $1.2 million increase in cost of sales in the fourth quarter of 2010 compared to the fourth quarter of 2009. Additionally, conversion and logistics costs increased $2.3 million in the fourth quarter of 2010 compared to the fourth quarter of 2009, primarily as a result of incremental freight costs driven by global transportation rates impacting both inbound and outbound shipments.

Operating Income

Operating income increased to $21.5 million in the fourth quarter of 2010 from $15.6 million in the fourth quarter of 2009. The drivers of this change in operating income compared to the fourth quarter of 2009 are presented below:

Change in Operating Income

(dollars in millions)	Compared to Prior Year
Fourth quarter 2009 Operating Income	$15.6
Change in Gross Profit	1.9
Change in SG&A Expense:
SpeeCo	(1.9)
2009 non-recurring expenses	8.6
Foreign exchange	0.3
All other	(3.0)

Total Change	5.9

Fourth quarter 2010 Operating Income	$21.5

SG&A declined by $4.0 million compared to the fourth quarter of 2009. The decline was a result of fourth quarter 2009 charges related to settlement of litigation and other one-time expenses associated with the transition of the Company’s Chief Executive Officer position in 2009, which were not repeated in the fourth quarter of 2010, and favorable foreign exchange rate changes. Partially offsetting these reductions were increased advertising expenses of $1.3 million, primarily in support of the recently introduced PowerSharp® product, and approximately $1.7 million of incremental expenses supporting the Company’s business acquisition and other strategic programs.

Income from Continuing Operations

Fourth quarter 2010 income from continuing operations improved primarily due to improved operating income, a reduction in net interest expense, and a reduction in income tax rates compared to the fourth quarter of 2009. Overall, the change to income from continuing operations for the fourth quarter of 2010 compared to the fourth quarter of 2009 is illustrated in the table below:

Change in Income from Continuing Operations

(dollars in millions, except per share data)	Pre-tax Income	Income Tax Effect	Income from Continuing Operations	Diluted Earnings per Share
Fourth quarter 2009 Results	$9.2	$2.9	$6.3	$0.13
Change due to:
Increased operating income	5.9	1.9	4.0	0.08
Decreased net interest expense	1.2	0.4	0.8	0.02
Change in income tax rate	—	(1.2)	1.2	0.03

Fourth quarter 2010 Results	$16.4	$4.0	$12.4	$0.25

Cash Flow and Debt

As of December 31, 2010, the Company had net debt of $269.3 million, an increase of $38.5 million from December 31, 2009, and a reduction of $14.4 million compared to September 30, 2010. Net debt increased over the course of 2010 primarily as a result of the $91 million acquisition of SpeeCo in August, partially offset by positive free cash flow generation and net proceeds from the sale of Gear Products, Inc. (“Gear”). In 2010, the Company generated $36 million in free cash flow excluding $18.2 million of net proceeds from the sale of Gear. The Company defines free cash flow as cash flows from operating activities less net capital spending.

Discontinued Operations

Discontinued operations reflect the operating results of the Company’s former Gear subsidiary. The Company received approximately $25 million in cash on the September 30, 2010 closing date of the sale of Gear, resulting in net proceeds of $18.2 million after the payment of related taxes on the sale and other transaction costs.

2011 Financial Outlook

The Company’s fiscal year 2011 outlook is for sales to range between $715 million and $735 million and operating income to range between $100 million and $108 million. Our expectation for 2011 sales levels assumes a full year of SpeeCo ownership and growth for the overall business of between 6% and 9%, plus the benefit of the recently acquired KOX business, which adds net sales of approximately $20 million. The expectation for 2011 operating income assumes that unfavorable foreign currency exchange rates and rising steel prices will increase costs between $5 million and $7 million and also includes estimated incremental amortization on acquired KOX intangible assets of $2 million to $3 million. Free cash flow is expected to range between $40 million and $45 million in 2011. Net interest expense is expected to be $20 million in 2011, and the effective income tax rate for continuing operations is expected to be between 36% and 40% in 2011.

A comparison of 2010 full-year actual results, 2010 pro forma results (incorporating SpeeCo’s results for the full year), and the 2011 outlook mid-point estimates for Sales, Operating Income, and Adjusted EBITDA (defined below) is provided in the table below.

(dollars in millions)	2010 Actual	2010 Pro Forma	2011 Mid-Point Estimate
Sales	$611.5	$656.6	$725.0
Operating Income	85.6	89.3	104.0
Adjusted EBITDA	118.2	125.5	140.0

The above amounts include $4.9 million, $8.1 million, and approximately $8.8 million of purchase accounting amortization and acquisition related charges for 2010, pro forma 2010 full year, and 2011, respectively. Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and certain adjustments (“Adjusted EBITDA”) is a non-GAAP measure and is reconciled to Operating Income in the attached financial data table.

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden; farm, ranch and agriculture; and construction industries, and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2010	2009	2010	2009
Sales	$170,982	$138,893	$611,480	$487,366
Cost of sales	117,555	87,394	407,454	321,885

Gross profit	53,427	51,499	204,026	165,481
Selling, general, and administrative expenses	31,911	35,919	118,471	106,769
Gain on sale of land and building	—	—	—	(2,701)
Plant closure and severance costs	—	1	—	6,887

Operating income	21,516	15,579	85,555	54,526
Interest expense, net of interest income	(4,953)	(6,175)	(25,517)	(24,501)
Other income (expense), net	(205)	(166)	(7,427)	241

Income from continuing operations before income taxes	16,358	9,238	52,611	30,266
Provision for income taxes	4,001	2,943	11,209	8,321

Income from continuing operations	$12,357	$6,295	$41,402	$21,945

Income from discontinued operations, net	5	167	5,798	1,048

Net income	$12,362	$6,462	$47,200	$22,993

Basic income per share:
Continuing operations	$0.26	$0.13	$0.86	$0.46
Discontinued operations	—	0.01	0.13	0.02

Basic income per share:	$0.26	$0.14	$0.99	$0.48

Diluted income per share:
Continuing operations	$0.25	$0.13	$0.85	$0.46
Discontinued operations	—	—	0.12	0.02

Diluted income per share:	$0.25	$0.13	$0.97	$0.48

Shares used for per share computations (in 000’s):
Basic	48,136	47,780	47,917	47,758
Diluted	48,910	48,339	48,508	48,274

Condensed Consolidated Balance Sheets	December 31,	December 31,
(In thousands)	2010	2009
Assets:
Cash and cash equivalents	$80,708	$55,070
Accounts receivable	79,223	74,475
Inventories	100,445	78,179
Other current assets	28,526	29,490
Property, plant and equipment, net	108,348	114,470
Other non-current assets	183,637	131,882

Total assets	$580,887	$483,566

Liabilities:
Current maturities of long-term debt	$10,250	$5,013
Other current liabilities	91,105	82,654
Long-term debt, net of current maturities	339,750	280,852
Other long-term liabilities	97,384	121,787

Total liabilities	538,489	490,306

Stockholders’ equity (deficit)	42,398	(6,740)

Total liabilities and stockholders’ equity (deficit)	$580,887	$483,566

Net debt (in thousands) (Current maturities plus Long-term debt less Cash and cash equivalents)	$269,292	$230,795

Blount International, Inc. Financial Data (Unaudited)

Free Cash Flow	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2010	2009	2010	2009
Net cash provided by operating activities	$16,468	$28,326	$49,166	$57,181
Taxes related to gain on sale of Gear Products, Inc.	6,646	—	6,646	—
Net purchases of property, plant and equipment	(5,952)	(3,973)	(19,843)	(13,428)

Free cash flow	$17,162	$24,353	$35,969	$43,753

Segment Information	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2010	2009	2010	2009
Total sales	$170,982	$138,893	$611,480	$487,366

Operating income:
Outdoor products	$27,550	$23,907	$110,504	$79,925
Other and corporate expense	(6,034)	(8,328)	(24,949)	(25,399)

Operating income	$21,516	$15,579	$85,555	$54,526

Sales and Adjusted EBITDA (In thousands)	Pro Forma Full Year 2010	Forecast Full Year 2011
Sales	$656,600	$725,000

Operating income	$85,555	$104,000
Operating income of SpeeCo prior to August 10, 2010 acquisition	3,761	—
Depreciation	21,282	23,000
Amortization	7,597	8,800
Other SpeeCo non-cash charges	511	—
Stock compensation	3,228	4,200
Inventory and asset impairment charges related to production efficiency programs	2,996	—
Other	563	—

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$125,493	$140,000